Exhibit 5.1
November 25, 2011

Giant Interactive Group Inc.
11/F, No.3 Building
700 Yishan Road
Shanghai 200233
People’s Republic of China

Dear Sirs,

Giant Interactive Group Inc. (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 25, 2011 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 13,000,000 ordinary shares, par value US$0.0000002 per share (the “Ordinary Shares”), issuable pursuant to the Company’s 2007 Performance Incentive Plan adopted by the directors of the Company on 9 October, 2007 and by the shareholders of the Company on 12 October, 2007, as amended pursuant to resolutions of the board of directors of the Company passed on 29 July, 2008, 9 August, 2010 and 31 October, 2011, and shareholders of the Company passed on 12 September, 2008 and 16 September, 2010 (such performance incentive plan, as amended,  to be referred to as the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan.  We have also reviewed the memorandum of association and the articles of association of the Company, copies of resolutions of the members of the Company dated 12 October, 2007, 12 September, 2008 and 16 September, 2010, resolutions of the directors of the Company dated 9 October, 2007, 29 July, 2008,  9 August, 2010 and 31 October, 2011 (together, the “Resolutions”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 10 November, 2011 (the “Certificate Date”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (d)  that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (f) that, upon the issue of any Ordinary Shares, the Company will receive consideration for the exercise price thereof which shall be equal to at least the par value thereof, (g) that the board of directors of the Company (the “Board”) considers that shareholders’ approval is not required for the amendments to the Plan approved by the Board at the board meeting held on 31 October, 2011 and that such shareholders' approval is not required under the Internal Revenue Code of 1986 pursuant to clause 8.6.3 of the Plan and (h) that the issuance of the Ordinary Shares is for proper purpose and in the best interest of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.
As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.
When issued and paid for in accordance with the terms of the Plan, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,
Conyers Dill & Pearman